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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K



                                CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 8, 1999



                                 ANDATACO, INC.
                                 --------------
            (Exact name of Registrant as specified in its charter)



                                 MASSACHUSETTS
                                 -------------
                (State or other jurisdiction of incorporation)



                    0-10370                     04-2511897
                    -------                     ----------
            (Commission File Number)         (I.R.S. Employer
                                             Identification No.)



                10140 Mesa Rim Rd., San Diego, California 92121
             (Address of principal executive offices and Zip Code)



                                 (619) 453-9191
              (Registrant's Telephone Number, including area code)



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Item 1.  Change in Control of Registrant


On June 8, 1999 nStor Technologies, Inc., a Delaware corporation ("nStor"), purchased (the "Change in Control") 18,021,281 shares of Andataco, Inc.'s (the "Company") common stock, representing approximately 75.7% of the total issued and outstanding common stock of the Company from W. David Sykes, President of the Company ("Sykes"), the Sykes Family Trust and the Sykes Children's Trust, for $5.1 million. The purchase price was paid in the form of two 9.5% subordinated promissory notes of nStor. The principal balance of the notes is due on June 17, 2004 and interest is payable monthly. The press release including the announcement of the Change in Control is filed as exhibit 99.1 of this Form 8-K.

As part of the purchase, nStor also acquired from Sykes the subordinated promissory note (the "Shareholder Note") in the original principal amount of $5,196,000 payable by the Company to Sykes. The purchase price for the Shareholder Note was: $500,000 in cash, $150,000 of which had been paid prior to the closing; 4,654 shares of nStor's newly-issued Series F Convertible Preferred Stock which is convertible into 1,551,333 shares of nStor's common stock based on a conversion price of $3.00 per share; and three-year warrants to purchase an additional 155,133 shares of nStor's common stock for $3.30 per share. The Series F Convertible Preferred Stock requires quarterly dividends at the following annual rates: 8% during the first year, 9% during the second year and 10% thereafter.

Sykes has entered into a three year employment agreement with nStor Corporation, a wholly-owned subsidiary of nStor, which will become effective upon the acquisition by nStor of the remaining 24.3% of the outstanding shares of common stock of the Company. Sykes will continue to serve as the President of the Company. In connection with his employment agreement, Sykes received an option (the "Option") to purchase 1.1 million shares of nStor's common stock at an exercise price of $2.00 per share. The Option will vest over a period of three years following the effective date of the employment agreement and shall be exercisable for a period of five years, regardless of Sykes' termination of employment for any reason.

Following the completion of the Change in Control, H. Irwin Levy, Chairman and a principal shareholder of nStor ("Levy"), entered into a letter agreement with Sykes pursuant to which (i) Sykes granted Levy an option, through September 30, 1999 to purchase, for $3.00 per share, $3.2 million of nStor's common stock owned by Sykes (at an agreed upon value of $3.00 per share), less any amounts received by Sykes as a result of public sales of such shares of common stock during the option period, and (ii) Levy agreed to purchase from Sykes, at Sykes' option, during the period from February 1, 2000 through February 5, 2000, shares of nStor's common stock owned by Sykes for a purchase price of $3.00 per share, provided however, that Levy shall not be obligated to purchase more than $3.2 million of nStor's common stock owned by Sykes (at an agreed upon value of $3.00 per share), less any amounts received by Sykes as a result of public sales of such shares of common stock prior to February 1, 2000.

nStor intends to acquire the remaining outstanding shares of common stock of the Company by the earliest practicable date. Pursuant to the purchase agreement with Sykes, nStor has agreed that if it acquires the balance of the Company's outstanding shares, the purchase price will be equal to the greater of the per share amount paid to Sykes ($0.283) or the fair market value as determined by an independent valuation.

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Item 7. Financial Statements and Exhibits

(c)  Exhibits

 Exhibit
 Number                Description of Document
 ------                -----------------------

   2.1 Purchase Agreement, dated as of March 2, 1999, by and among nStor Technologies, Inc., W. David Sykes and the Sykes Children's Trust of 1993 dated November 22, 1993, filed as Exhibit 2.1 to the Current Report on Form 8-K dated June, 23, 1999 filed by nStor Technologies, Inc.

   2.2 Amendment No. 1 to Purchase Agreement, dated as of April 26, 1999, by and among nStor Technologies, Inc., W. David Sykes, the Sykes Family Trust and the Sykes Children's Trust of 1993 dated November 22, 1993, filed as Exhibit 2.2 to the Current Report on Form 8-K dated June 23, 1999 filed by nStor Technologies, Inc.

   2.3 Amendment No. 2 to Purchase Agreement, dated as of June 8, 1999, by and among nStor Technologies, Inc., W. David Sykes, the Sykes Family Trust and the Sykes Children's Trust of 1993 dated November 22, 1993, filed as Exhibit 2.3 to the Current Report on Form 8-K dated June 23, 1999 filed by nStor Technologies, Inc.

   99.1   Press release dated June 15, 1999


                                   SIGNATURE

  Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                 ANDATACO, INC.

Dated:    June 23, 1999          By: /s/  Harris Ravine
                                     ------------------
                                     Harris Ravine
                                     Chairman of the Board of Directors and
                                     Chief Executive Officer

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